OMI CORPORATION ANNOUNCES RESIGNATION


                                                     Contact: Fredric S. London
                                                          Senior Vice President
                                                                OMI Corporation
                                                                 (203) 602-6789


     STAMFORD, CONNECTICUT, May 5, 2000 - OMI Corporation (the "Company") (NYSE:OMM) today announced that Vincent J. de Sostoa, its Senior Vice President, Treasurer and Chief Financial Officer had accepted a job offer with a start-up technology company and would leave the Company later in the second quarter.

     Craig H. Stevenson, Jr. commented "Vince has been an invaluable help to OMI in the last decade and we will miss his professional expertise and miss him as a colleague and friend. He has been offered an exceptional opportunity in another industry and we wish him well."

     Mr. Stevenson will assume the role of Chief Financial Officer while the Company determines whether to replace Mr. de Sostoa from outside or within.

     OMI Corporation is a major international tanker owner and operator. Its fleet currently comprises 20 vessels, consisting of four wholly-owned Suezmax tankers, three chartered in Suezmaxes, nine handysize product carriers, three 66,000 dwt product carriers currently carrying crude oil and one jointly-owned vessel. One Suezmax tanker is on order for delivery in May 2000.